Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,400 per share of preferred stock, representing property operations for the quarter ended December 31, 2008.  The dividend will be payable on February 20, 2009 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately  88% leased as of December 31, 2008.  The Property’s largest tenant is KPMG LLP (“KPMG”), which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.

Subsequent to the end of calendar year 2008, several tenants that were expected to depart upon the expiration of their respective leases vacated the Property, bringing the Property down to approximately 86% leased.  Additionally, another tenant, Upshot, with a lease expiration at the end of March 2009 has signed a lease at another building and vacated the Property during the fourth quarter of 2008.  Upshot’s leased space represents approximately 7% of the Property’s total leasable space.  None of these departures came as a surprise to management as the tenants communicated their intentions to leave because they were consolidating into other locations or relocating to different submarkets.  Please be assured that management has been very diligent and proactive in retaining any and all tenants that express any interest in remaining at the Property.

AECOM - CTE Engineers (“CTE”) provided notice on December 31, 2008 that indicated CTE was exercising a termination option on a portion of the 10th floor.  CTE did not exercise its separate right to terminate on the entire 11th floor.  The termination is effective as of October 2009, and the amount of space terminated represents approximately 2% of the Property’s total leasable space.  Once the termination is effective, CTE’s leased space will be reduced to 104,086 square feet or approximately 12% of the Property’s total leasable space.

As previously reported, early in 2008 KPMG hired a broker, CB Richard Ellis, to review potential locations for its Chicago office for the next 15-20 years.  According to CB Richard Ellis and KPMG, the search had been narrowed to four potential locations, including the Property.  CB Richard Ellis informed the Company during December that KPMG, due to economic conditions, has delayed its search, and CB Richard Ellis is waiting for KPMG to decide when it will want to resume its search.

As you know, the Company currently owns the Property without any permanent mortgage financing.  If we are successful in extending KPMG’s lease beyond its current August 2012 expiration, management would consider obtaining a moderate level of permanent mortgage financing, assuming that such financing could be obtained in an amount and on terms considered favorable.  After making certain that

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future capital needs at the Property were adequately funded, a distribution to the holders of our preferred stock of their proportionate share of the permanent mortgage financing would be anticipated.  If we are not successful in extending KPMG’s lease beyond its current August 2012 expiration, management would likely forego its pursuit of the permanent mortgage financing until the KPMG space had been re-leased.  Management is likely to know several years before the current lease expiration, what KPMG is planning to do.  We will continue to provide you with quarterly updates on our negotiations with KPMG.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website.  However, a copy of the Annual Report will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.